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                                                                    EXHIBIT 99.5

                               CORROSION OVERVIEW
                      For Earnings Release Conference Call
                             Thursday, July 25, 2002


At this time, I'll provide an overview of our barge corrosion situation. First, it's important for you to understand a little bit of information pertaining to barges. The corrosion issue we are concerned with does not involve the exterior portion of the barge which comes in contact with the water. It involves the internal area of a barge referred to as the void spaces.

In simple terms, the void spaces of a barge are the empty areas, which are created between the inner and outer walls of a barge. They contain the structural support of a barge. On the deck of the barge, above each void area, there is at least one man-way hole with a sealed hatch cover. When the hatch is open, the man-way leads to a ladder so the barge operators can enter and exit the void area. Barge operational personnel enter this manhole in order to inspect the voids from time to time. The hatch is designed to be tightened down during normal barge operations.

At this point, it is important to note that the void areas of the barges we build are not designed to carry liquids, dry commodities or any type of foreign materials. In marine terminology, a liquid-carrying compartment is normally referred to as a ballast tank, a fuel tank or a potable water tank. We do not install piping systems into a void space for the purpose of pumping liquids in or out of the space.

Since there is a temperature difference between the inside of the barge and the outside atmosphere, we anticipate condensation will develop in void areas. When we develop our specifications for a coating, we expect the normal barge operating conditions to be moist and humid. The coating is not designed to provide a long-term barrier when it is immersed in water like you would find in a ballast tank.

Before every new barge is shipped from our barge facility, we close the hatch cover, ensure the seal is tight and perform an air test to certify the space is watertight. In other words, when the barge leaves our facility, the void areas are sealed tight.

Now, I need to provide you with a little bit of background information on our selection of coatings.

In the early 80's, the old line coating products which contained lead and chromate were severely restricted by federal mandates because of environmental and safety concerns. The coatings industry worked to develop and match new coating products with industrial manufacturers specific needs. We created a coatings department and developed a series of testing procedures.

During the late 80's and early 90's, our barge personnel selected a coating product referred to as a "wax-based product" made from petroleum by-products that is dissolved in solvents. This product performed well as a coating until we started having some environmental challenges.


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During the early 90's, the coatings manufacturers developed a variety of
"water-based products" which were very well received by the market because they were safe and environmentally friendly.

In early 1997, our barge management and technical personnel, in cooperation with a coatings manufacturer, selected a water-based, wax-type coatings product named "Duro-Seal." The wax in Duro-Seal was derived from organic sources rather than from petrochemical derivatives. Duro-Seal appeared to be environmentally friendly and safe. As part of our approval process, Duro-Seal was tested by two independent labs. Duro-Seal was originally marketed by a company named International Zinc who was eventually acquired by Jotun Paints.

Since 1997, when we started offering Duro-Seal, we have built approximately 3,350 hopper barges and 200 tank barges. Twenty percent of the tank barges we have produced since '97 were coated with Duro-Seal. Sixty five percent of the hopper barges were coated with Duro-Seal. Twelve percent of the hopper barges were coated with a variety of other products. It is very interesting to note that a few of our hopper barge customers purchase barges without an internal void coating. In fact, twenty two percent of the hopper barges we have produced since '97 were not even coated on the inside of the void spaces. For a point of reference, our barges have a six-month warranty.

Last winter, we were contacted by one of our tank barge customers, Florida Marine Transporters, Inc., concerning a corrosion issue and we sent an inspection team to review this situation. The coating supplier's technical people also inspected the barges. The inspection crew noted an abnormal amount of sludge type residue inside the void area of the barges, along with the remnants of a water line which ranged from 2 to 8 inches up the walls of the barges. The water lines were alarming to us because it meant there must have been water present in some of the void areas. After further testing, we concluded there had been both seawater and riverwater in some of the voids, combined with a sludge-type material. The inspectors found a substantial amount of corrosion occurring in the floors of the Florida Marine Transporters, Inc. barges where the water and sludge had been present. The inspectors also noted that the coating above the water line was in good condition. The coating in the other areas of the barges where the environment was moist and humid was also in good condition.

We asked the coating company representatives to give us their technical diagnosis of the situation. They specifically pointed to the seawater and sludge as the cause of the corrosion in the void spaces. They also highlighted the fact that in void spaces with normal moist and humid conditions, the Duro-Seal coating was still intact and performing well.

The focus of the dispute between Trinity and Florida Marine Transporters, Inc. is centered on whether the coating is the cause of the corrosion or whether the corrosion is caused by the abnormal environment within the void spaces of the barges.

In December 2001, when Florida Marine Transporters, Inc. contacted us about their corrosion situation, they told us they had identified a specific type of corrosion in their barges, which was caused by microorganisms. This type of corrosion is referred to as "M.I.C." or "microbiologically influenced corrosion." In simple terms, this is a type of corrosion, which occurs when microorganisms or bacteria form in stagnant water and initiate or accelerate




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corrosion. This type of corrosion is also known as biological corrosion or bio-corrosion. Bio-corrosion is not a new phenomenon.

In the Florida Marine Transporters, Inc. case, our customer claims that Duro-Seal coating is acting as a food source to the microorganisms and is a contributing factor to the corrosion which is initiated by the microorganisms. They were specifically concerned about pitting inside the void spaces, which is a localized type of corrosion. When we heard this claim, we contacted our coatings supplier and requested that they respond to the claim. Jotun Paints, Inc., the company which supplies us with Duro-Seal, initiated a testing program at a very reputable independent testing lab named Southwest Research Institute, and they have issued a report stating Duro-Seal is not a food source to microorganisms which influence corrosion. To ensure this information was accurate, we also contacted another lab, Altran, to test Duro-Seal to determine if it is a food source. The second lab confirmed the Southwest Research Institute's results that Duro-Seal is not a food source.

During the past six months, we have assembled a cross-sectional group of corrosion experts with PhD's ranging from microbiology to metallurgy to help us understand the issues surrounding barge corrosion. This team of experts has over 200 years of combined corrosion experience.

We have initiated a comprehensive barge inspection program consisting of on-site inspections of a variety of barges of all ages with various types of coating system. We are also inspecting barges that don't have coatings applied to the void spaces. To date, we have visually inspected over 4.3 million square feet of barge void spaces.

During our investigation, we have found two consistent conditions: First, every time our inspectors have found a significant amount of corrosion in a barge, regardless of the coating type, they have also noted that the barge had or has corrosion causing conditions. We are defining "corrosion causing conditions" as some form of stagnant water, combined with other types of foreign materials and/or sludge. To be more specific, we have found some degree of corrosion occurring, regardless of coating type, in every void space with these conditions. Duro-Seal coated void spaces are not the only spaces where corrosion is occurring. Second, our inspectors have found that all coatings, including Duro-Seal are intact within every void space with normal moist and humid conditions.

Our corrosion experts are very confident there is a direct correlation between corrosion and the environmental condition, which exist in the void spaces. The longer the water and other elements have been there, the more severe the corrosion is.

Our inspections have also revealed there is a wide disparity in the environmental condition which exist within the void spaces. Our inspectors found cases where in addition to water, a variety of debris such as trash, silt and sludge existed in the void spaces. For instance, our inspectors have found sprouting wheat growing in barges, soybeans, and in an extreme case, they discovered that human waste in a void.

Our consulting experts agree that the rate at which corrosion occurs is directly related to the severity of the environmental condition, which exist in the void space, rather than the type of coating applied. More specifically, there is consensus amongst our experts that localized pitting can be correlated directly to the presence of standing water in the affected void space. In



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addition, the severity and rate of the pitting increases dramatically if the standing water is brackish or seawater.

Water and other foreign materials, including silt and sludge can enter into the void spaces through the man-way or a damaged section of the hull. Our inspectors have found in most cases, that the man-ways have been left open, the man-ways have been damaged and will not close, or water is manually pumped into the barge void space for ballast or other purposes.

The discharge of water and other substances from a barge void space back into the river is often governed by both federal and state regulations. We believe it is in the barge owners and operators best interest to keep their void areas as clean as possible and to secure the hatch covers on the man-ways. As I stated earlier, when the newly manufactured barges leave our facility, we take extra steps to ensure the void spaces are sealed and water tight.

It is our position that it is unrealistic for a barge operator or owner to hold the barge builder accountable for abnormal corrosion, which is caused by standing water and other substances. We do not agree with the theory that it is an acceptable industry practice to allow external water and other foreign materials to accumulate in void spaces and then to hold the barge manufacturer responsible for the resulting corrosion. Barge manufacturers do not have any control over the liquids, sludge, and debris which are allowed to enter into the void spaces. This scenario is similar to someone who purchases a convertible automobile and continuously leaves the top down during rainstorms and then expects the manufacturer to be responsible.

Because corrosion has always been a part of the marine industry, most barge owners establish acceptable maintenance standards for their respective barges and maintain their equipment in accordance with those standards. Since we can not control the wide variety of foreign materials being introduced into, and exposed to, the barge void areas, we will not assume any responsibility for coating failures or corrosion which occur when there is water present in the void areas or signs that water has been present.

In May, we put out a short press release pertaining to the Florida Marine Transporters, Inc. litigation. In our release, we stated that our consulting experts are convinced the corrosion which has occurred in the Florida Marine Transporters, Inc. barges is a result of the seawater which was allowed to remain inside the void space for an extended period of time. The inspections and testing we have performed since then reinforce our position.

If you would like more information and to see some photographs we have collected about barge corrosion issues, you may go to a web site we have created at www.bargecorrosion.com